Exhibit 5




               LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP




                                November 27, 2000

Illuminet Holdings, Inc.
P.O. Box 2909
4501 Intelco Loop, S.E.
Lacey, Washington  98503

Ladies and Gentlemen:

      We have acted as counsel to Illuminet Holdings, Inc. a Delaware corporation (the "Company"), in connection with the registration for resale on Form S-3 under the Securities Act of 1933, as amended, of 944,460 shares of common stock of the Company, $.01 par value per share with attached rights to purchase Series B Participating Cumulative Preference Stock (the "Common Stock").

      In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that such shares of Common Stock constitute legally issued, fully paid and non-assessable shares of the Company.

      We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.

                                      Very truly yours,



                                      /s/ Blackwell Sanders Peper Martin LLP
                                          Blackwell Sanders Peper Martin



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